Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Zell Capital:

We consent to the use of our report dated March 17, 2021 with respect to the financial statements of Zell Capital included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm”.

/s/ KPMG LLP

Columbus, Ohio

May 10, 2021